EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
[Etna, OH Facility]
ARTICLE I: PROPERTY/PURCHASE PRICE
1.1    Certain Basic Terms.
(a)    Buyer and Notice Address:

GRIFFIN CAPITAL CORPORATION
a California corporation
Attn: Don Pescara
30 N. LaSalle Street, Suite 2426
Chicago, IL 60602
Telephone: 310-469-6100
Email: dpescara@griffincapital.com

With a copy to:	GRIFFIN CAPITAL CORPORATION
790 Estate Drive
Suite 180
Deerfield, Illinois 60015
Attention: Mary Higgins, Esq.
Email: mhiggins@griffincapital.com

With a copy to:	Bryan Cave LLP
161 North Clark St., Ste. 4300
Chicago, Illinois 60601
Email: karl.marschel@bryancave.com
(b)    Seller and Notice Address:

PROLOGIS LOGISTICS SERVICES INCORPORATED
c/o Prologis, Inc.
Attn: Robert Kritt
6250 North River Road, Suite 1100
Rosemont, Illinois 60018
Telephone: 847/292-3918
Email: rkitt@prologis.com

With a copy to:	c/o Prologis, Inc.
Attn: Anne LaPlace, Laura P. Anderson, Megan Robert, and Amy Sweeney
4545 Airport Way
Denver, Colorado 80239
Telephone/Email (AL): 303/567-5395 / alaplace@prologis.com
Telephone/Email (LPA): 303/567-5415 / lpanderson@prologis.com
Telephone/Email (MR): 303/567-5613 / mrobert@prologis.com
Telephone/Email (AS): 303/567-5412 / asweeney@prologis.com

(c)	Effective Date:	The last date of execution by the Seller or the Buyer, as indicated on the signature page

(d)	Purchase Price:	$88,896,060

(e)	Earnest Money:
$4,500,000.00 initially, plus $4,500,000.00 (the "Additional Deposit") after the later to occur of (i) Seller's completion of the roof for the building to be constructed pursuant to the Lease ("Building"), or (ii) February 1, 2016. The Initial Deposit and the Additional Deposit shall be deposited in accordance with Section 1.3 and/or Section 1.4 below. References to Earnest Money shall include the Initial Deposit, the Additional Deposit and the interest thereon, and exclude the Independent Consideration (defined below) therefrom.

(f)	Due Diligence Period:
The Initial Due Diligence Period shall be that period ending on the later of September 23, 2015 or the Effective Date, subject to Buyer's right to extend as permitted in Section 2.3(a) below. The Extended Due Diligence Period shall be that period commencing on Buyer's receipt of the Substantial Completion Notice (defined in Section 2.3(b) below) and ending on that date which is thirty (30) days thereafter.

(g)	Closing Date:
That date which is 30 days after the end of the Extended Due Diligence Period (or the Cure Period (as hereafter defined) if applicable) but not later than January 1, 2018 unless mutually agreed by Seller and Buyer.

(h)	Title Company:	First American Title Insurance Company
Attn: Shirley Fox
1850 Mt. Diablo Blvd., Suite 300
Walnut Creek, CA 94596
Telephone: 925/927-2137
Facsimile: 714/481-8972
Email: shirleyfox@firstam.com

(i)	Escrow Agent:	Same as Section 1.1(h)

(j)	Broker:	Eastdil Secured
1.2    Property. Subject to the terms of this Purchase and Sale Agreement (the "Agreement"), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following property (the "Property"):
(a)    The real property described in Exhibit A (the "Real Property"), together with the buildings and improvements now or hereafter located thereon pursuant to the terms of the Lease (the "Improvements"), and all appurtenances of the above-described Real Property, including easements or rights of-way relating thereto, and, without warranty, all right, title, and interest, if any, of Seller in and to the land lying within any street or roadway adjoining the Real Property or any vacated or hereafter vacated street or alley adjoining said Real Property.
(b)    All of Seller's right, title and interest, in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller (the "Personal Property") located on the Real Property as of the Closing and used exclusively in the operation or maintenance of the Real Property, but specifically excluding any items of personal property owned by Tenant and any signage with the name "ProLogis", "Prologis" or "AMB" on it).
(c)    All of Seller's interest, as landlord, in that certain Agreement of Lease to be dated after the Effective Date between Seller and Amazon.com.dedc, LLC ("Tenant") and any and all guaranties of the Lease, the development agreement incorporated by references and all amendments to any of the foregoing ("Lease"), being all leases of the Improvements.
(d)    All of Seller's right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the "Intangible Personal Property"); (A) licenses, and permits relating to the operation of the Property, and (B) service contracts or operating agreements, with respect to the Property ("service agreements"), other than those ,which Seller has terminated at the request of Buyer, and all guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction or operation of the Property, all of which shall be assigned or transferred at

Buyer's cost. Notwithstanding the foregoing, the following are excluded from the definition of Intangible Personal Property under this Agreement: any trade names, trademark, service marks, logos, graphics and other rights, with respect to the name "ProLogis", "Prologis" and/or "AMB."
1.3    Earnest Money. The Initial Deposit, in immediately available federal funds, evidencing Buyer's good faith to perform Buyer's obligations under this Agreement, shall be deposited by Buyer, with the Escrow Agent not later than two (2) business days after the Effective Date. The Additional Deposit shall be deposited with the Escrow Agent not later than two (2) business days after Buyer's receipt of written notice from Seller that Seller has completed the roof for the Building to be constructed pursuant to the Lease, together with reasonable evidence confirming said completion; provided however that in the event Seller has completed the roof prior to January 28, 2016, Buyer shall be required to deposit the Additional Deposit on February 1, 2016. In the event that Buyer fails to timely deposit either the Initial Deposit or the Additional Deposit with the Escrow Agent, Seller may terminate this Agreement, whereupon this Agreement shall be of no force and effect, the Escrow Agent shall pay the Earnest Money then existing in escrow to Seller, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. Except as otherwise provided in this Agreement, the Earnest Money shall be non-refundable to Buyer. The Escrow Agent shall pay the Earnest Money to Seller at and upon the Closing, or otherwise, to the party entitled to receive the Earnest Money in accordance with Article 9 below.
1.4    Letter of Credit. All or any portion of the Earnest Money may be provided in the form of an unconditional, irrevocable letter of credit from a bank, and in a form, reasonably acceptable to Seller ("Letter of Credit"). Each Letter of Credit shall provide that it does not expire until at least 30 days following the Closing Date; provided that if its expiration is earlier it must be renewed or extended no later than 10 business days prior to expiration. Each Letter of Credit shall provide that it may be drawn down upon by Seller at any time Seller is entitled to receive all or a portion of the Earnest Money. Each Letter of Credit shall be held by the Escrow Agent for the benefit of the Seller and Buyer, and Escrow Agent shall deliver the original Letter of Credit to Seller or Buyer, as applicable, in the same manner and upon the same conditions as Escrow Agent is required to deliver the Earnest Money to either party under this Agreement. Notwithstanding anything contained herein to the contrary, in the event a Letter of Credit is set to expire prior to the Closing Date and is not timely renewed or extended as aforesaid (or replaced with money), or in the event that Buyer shall commence any proceeding to terminate a Letter of Credit during the pendency of this Agreement (where Buyer is not entitled to a return of the Letter of Credit), Escrow Agent shall upon not less than three business days prior notice to Buyer and Seller, deliver such Letter(s) of Credit to the Seller, and Seller may immediately draw down on the Letter(s) of Credit.
1.5    Independent Contract Consideration. The sum of $100.00 (the "Independent Contract Consideration") is a non-refundable portion of the Earnest Money as consideration for Buyer's exclusive right to inspect and purchase the Property pursuant to this Agreement and for Seller's execution, delivery and performance of this Agreement. Any reference in the Agreement to Buyer receiving back the Earnest Money means the Title Company shall return the Earnest Money (less the non-refundable Independent Contract Consideration) to Buyer and deliver the Independent Contract Consideration to Seller.
ARTICLE 2: INSPECTIONS
2.1    Property Information. Prior to the Effective Date, Seller has provided to Buyer (a) copies of the documents identified on Schedule 2.1 and (b) to the extent in Seller's possession and to the extent not previously provided, the following (but expressly excluding any internal market analysis, appraisals or other internal valuation or underwriting information concerning the Property):
(a)the most recent draft of the lease provided by Seller to Buyer (the "Current Lease Draft") and, when executed, the final Lease;
(b)copies of all service agreements;
(c)tax receipts and invoices, current and for the past 3 years (or such shorter period as Seller may have owned the Property), pertaining to the Property;
(d)copies of all third party reports consisting of Phase I Environmental Site Assessments, soils reports, geotechnical reports, zoning reports and other reports describing the physical condition of the Property;
(e)any site/building plans, if applicable, pertaining to the Building, including a floor plan with suite demising walls and space measurements and parking space counts, including in CAD format, if in Seller's possession;
(f)any existing survey of the Property;
(g)an estimate of all construction and capital costs in such format as is used in Seller's ordinary course of business;
(h)copies of all licenses, permits or other governmental authorizations or approvals in connection with the existing improvements on the Property or current operations at the Property;

(i)copies of non-recorded access agreements, special assessment notices, tap-in or connection fee agreements entered in to by Seller and pertaining to the Property; and
(j)copies of the Community Reinvestment Area Agreement ("CRA Agreement") effective October 13, 2008 by and between Licking County, Ohio (the "County") and Prologis (the "Company"); the Tax Increment Financing and Development Agreement (the "TIF Agreement") effective July 16, 2015, by and between the County and the Company; the Agreement for Infrastructure Construction and Costs Reimbursement (the "JEDZ Reimbursement Agreement") dated July 7, 2015, by and among the Board of Directors of the Park 70-Etna II Joint Economic Development Zone (the "JEDZ Board"), the Company, and the City of Newark, Ohio (the "City"); and Development and Compensation Agreement (the "Compensation Agreement") dated October 13, 2008, by and among the City, Etna Township, Licking County (the "Township"), the County and the Company (collectively, the "Incentive Agreements").
Notwithstanding the foregoing, in the event Seller is not able to deliver the fully executed Lease on or prior to the date which is five (5) business days prior to the expiration of the Initial Due Diligence Period, unless Buyer has affirmatively terminated this Agreement or failed to deliver a "Notice to Proceed" pursuant to Section 2.3(a) below, the Initial Due Diligence Period shall automatically extend solely for the purpose of Buyer's review and approval of the final Lease until that date which is five (5) business days after the full execution of the Lease and delivery of same to Buyer. Such extension shall be limited as described in the second paragraph of Section 2.3(a) below. The items enumerated in Section 2.1 and other documentation and information provided or otherwise made available by Seller are collectively referred to as the "Property Information". Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information.
2.2    Inspections
(a)During the Initial Due Diligence Period, Seller shall provide Buyer, its employees, contractors, consultants and agents (collectively, "Buyer's Agents") with a right to enter upon the Property for the purpose of inspecting the Property. In connection with any such entry, Buyer (i) acknowledges that all entry is at Buyer's sole risk, cost and expense and subject to the rights of the Tenant, (ii) shall give Seller and/or Tenant's representative reasonable advance notice of such entry and shall conduct such entry and any inspections so as to minimize, to the greatest extent possible, interference with the Seller's or Tenant's business, and (iii) Seller or its representatives shall have the right to accompany Buyer and Buyer's, Agents or any testing or other inspection performed on the Property. Without limiting the foregoing, prior to any entry to perform any on-site invasive testing, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing Seller shall approve or disapprove of the scope and methodology of such proposed testing within 3 business days after receipt of such notice, such approval may be withheld in Seller's sole and absolute discretion. Seller's failure to provide such approval or disapproval notice shall be deemed disapproval. If Buyer or Buyer's Agents take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform it's own testing prior to that date which is 10 business days prior to the expiration of the Initial Due Diligence Period, Seller will use commercially reasonable efforts to arrange an interview between Buyer and a representative of the Tenant with specific knowledge of the operations of the Tenant, and Seller shall have the right to attend such interview
(b)Prior to any entry on the Property by Buyer or its representatives, Buyer shall, and shall cause Buyer's Agents to, maintain commercial general liability insurance, including broad form property damage, with limits of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate in form and substance adequate to insure against all liability of Buyer and/or Buyer's Agents, arising out of any entry or inspections of the Property pursuant to the provisions hereof and Buyer shall provide Seller with evidence of such insurance coverage before any such entry, including evidence that Seller and all other Seller Parties (defined below) are additional insureds on the commercial general liability policy. If any inspection or test disturbs the Property, Buyer will promptly restore the Property to substantially the same condition as existed before the inspection or test, reasonable wear and tear excepted. BUYER SHALL INDEMNIFY, DEFEND AND HOLD SELLER AND ITS AFFILIATES, PARTNERS, MEMBERS, SHAREHOLDERS, INVESTMENT MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, "SELLER PARTIES") AND THE PROPERTY HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, LIABILITIES, LOSSES, CLAIMS, LIENS, COST OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY'S FEES) ARISING OUT OF OR RELATING TO ANY ENTRY ON THE PROPERTY BY BUYER OR BUYER'S AGENTS IN THE COURSE OF PERFORMING THE INSPECTIONS, TESTING OR INQUIRIES PROVIDED FOR IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION DAMAGE TO THE PROPERTY OR RELEASE OF HAZARDOUS SUBSTANCES OR MATERIALS ONTO THE PROPERTY. THE FOREGOING INDEMNITY SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

2.3    Termination During Due Diligence Period
(a)Initial Due Diligence Period Prior to the Effective Date, Buyer has performed investigations and reviewed information in order to determine the suitability of the Property for acquisition by Buyer or Buyer's permitted assignee. In connection therewith, Buyer agrees that Buyer accepts Buyer's diligence and wishes to proceed with the acquisition of the Property, subject to all remaining obligations of Seller under this Agreement and Buyer's continuing rights to conduct diligence on the Property as set forth in this Agreement and also subject to Buyer's continuing rights to review and approve any revisions to the Lease.
Seller and Buyer agree that the Lease has not been finalized, executed and delivered to Buyer as of the Effective Date Accordingly, the Initial Due Diligence Period shall automatically be extended to the date which is five (5) business days after the full execution of the Lease and delivery of same to Buyer (the "Extended Initial Due Diligence Period"), solely for the purpose of Buyer's review and approval of the final Lease. Buyer may only terminate this Agreement during the Extended Initial Due Diligence Period in the event that the final Lease contains terms and conditions that are materially inconsistent with the terms of the Current Lease Draft provided to Buyer. In the event Buyer determines that the final Lease contains terms and conditions that are materially inconsistent with the terms of the Current Draft Lease, it shall provide written notice thereof to Seller indicating such materially inconsistent terms and indicating Buyer is terminating this Agreement on or before the expiration of the Extended Initial Due Diligence Period in which event the Earnest Money shall be promptly refunded to Buyer, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement.
(b)Termination During Extended Due Diligence Period. After the Building has been constructed to Substantial Completion (as defined in the development agreement portion of the Lease), Seller shall provide written notice of same (a "Substantial Completion Notice") to Buyer and the date on which Buyer receives such Substantial Completion Notice shall commence the Extended Due Diligence Period Buyer shall have the right during the Extended Due Diligence Period to obtain, at Buyer's sole cost and expense, a property condition report, a roof report, an updated Title Commitment, an "as built" Survey of the Property and updated Phase I Environmental Site Assessment, and the right to confirm that the categories below in subsections (i)-(iv) have been completed or satisfied. Notwithstanding the foregoing, Buyer shall not have the right to terminate this Agreement during the Extended Due Diligence Period and Buyer shall be obligated to proceed to Closing so long as:
i.    the Building has been constructed substantially in accordance with the Plans and Specifications (as defined in the Lease) for the Property (the "Final Plans"), provided that such Final Plans shall be materially consistent with the existing plans for that certain building constructed for Tenant in Shakopee, Minnesota (collectively, "Existing Plans") as modified by the Design Criteria (as defined in the development agreement in the Lease) attached hereto as Schedule 2.3(b) and site plan provided to Buyer by Seller attached hereto as Schedule 2.3(b) (collectively the "Design Criteria"), subject to such change orders agreed to by Seller and Tenant in compliance with the Lease (and provided to Buyer hereunder) and a temporary certificate of occupancy, final certificate of occupancy or the local equivalent (collectively, "C of O") has been issued for the Building, provided however that if installation of any of Tenant's personal property (including, without limitation, implementation of any associated racking plan), the issuance of Tenant specific permits, approvals or consents related to its specific use or the Tenant's build-out work or other alterations or improvements requested by the Tenant after approval of the Final Plans is necessary for the issuance of a C of O, then Seller may alternatively provide to Buyer (A) a written statement from Tenant, in form and substance reasonably acceptable to Buyer, stating that Substantial Completion has occurred and tenant has accepted the Building under the Lease, but only to the extent Tenant is required to deliver same pursuant to the Lease and (B) a certificate from the general contractor or a licensed architect or engineer of record confirming that all of the work has been constructed to Substantial Completion in accordance with the Final Plans, subject (if applicable) to any punch list items (described in Section 4.8 below) and further provided that Seller shall thereafter be obligated to obtain a final C of O once available (which obligation shall survive Closing, but in no event later than one (1) year after Closing);
ii.    the Commencement Date (as defined in the Lease) has occurred and Tenant has commenced paying rent, including 100% base rent and all required operating expenses;
iii    there has been no Material Adverse Change (A) identified in the updated Phase I Environmental Site Assessment (excluding for these purposes any material and adverse conditions that existed as of the date of such report and were not discovered by Buyer's consultants), or (B) in the condition of title as reflected in an updated Title Commitment and an updated "as built" Survey, if obtained by Buyer, which change was (I) first raised by the Title Company following the expiration of the Initial Due Diligence Period and prior to Closing, (II) not the result of Buyer's acts, and (III) and was not allowed under this Agreement; and
iv.    there has been no Material Adverse Condition identified in the roof report or property condition report and which differs from the Building contemplated by the Design Criteria as modified by the Final Plans.

As used in this Section 2.3(b)(iii) and (iv) or elsewhere in the Agreement, "Material Adverse Condition" or "Material Adverse Change" shall mean an adverse condition or change which (I) occurs after the Initial Due Diligence Period (except as otherwise provided in 2.3(b)(iii) above regarding environmental conditions) and which would cause Buyer to incur any cost to cure or correct or gives rise to any obligation of Buyer, as Landlord under the Lease, to correct or cure such condition or incur any costs in relation thereto, (II) allows Tenant to terminate the Lease or seek a permanent reduction in the amount of rent payable unless such right is waived or deemed waived by Tenant under the Lease, or (III) results in any portion of the Property not being in material compliance with all laws, statutes, codes, acts, ordinances, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction over the Property and the operation of the Improvements thereon (collectively, the "Legal Requirements").
In the event Buyer reasonably asserts that any of the foregoing conditions in subsections (i)-(iv) above has not been satisfied after Seller delivers its Substantial Completion Notice and prior to the expiration of the Extended Due Diligence Period, Buyer shall provide, written notice to the Seller in sufficient detail to adequately identify the unsatisfied condition. In the event Seller agrees that the noticed condition has not been satisfied, Seller shall have a reasonable amount of time to commence to cure said condition and to diligently complete the cure within a reasonable amount of time, which commencement to cure shall not to exceed 30 days except with Buyer's consent (the "Cure Period"). In the event Seller fails to commence to cure said condition within such 30 day period (or longer as consented to by Buyer) and to complete the cure within a reasonable amount of time, Buyer may elect by written notice to Seller delivered no later than five (5) business days after such Cure Period either to: (x) waive the occurrence of the Material Adverse Condition, in which event the parties shall proceed to Closing and Seller shall have no liability with respect to the same or (y) terminate this Agreement, in which event the Earnest Money shall be promptly refunded to Buyer, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement. In the event that this Agreement terminates pursuant to this Section 2.3(b) as the result of a breach or default of the Seller, Seller also agrees to reimburse Buyer for its actual third party out of pocket costs and expenses (including reasonable attorneys' fees) incurred in connection with the transaction contemplated by this Agreement in an amount not to exceed $100,000 (which obligation survives a termination of this Agreement). Notwithstanding the foregoing, in the event if Buyer and Seller, both exercising good faith, mutually agree that a Material Adverse Condition or Material Adverse Change exists and Buyer elects to terminate, Seller shall have the right to void such termination on written notice to Buyer if Seller agrees to (A) cure or correct such Material Adverse Condition or Material Adverse Change post-Closing, and (B) escrow 125% of the amount that Buyer and Seller reasonably estimate is required in connection with such cure or correction for purposes of Seller completing same after the Closing. If Seller agrees to cure or correct such Material Adverse Condition or Material Adverse change post-closing, such agreement shall be set forth in an amendment to this Agreement (collectively, "Seller's Post-Closing Cure Obligations") and the escrow created shall be in addition to any Punch List Escrow established pursuant to Section 4.8 below.
In the event Seller disagrees that the condition has not been satisfied, that a Material Adverse Condition or Material Adverse Change exists or if the parties disagree on the cost to cure or correct a Material Adverse Condition or Material Adverse Change, Buyer and Seller shall meet in good faith within ten (10) days following Seller's receipt of Buyer's notice to discuss the status of the applicable condition and to attempt to resolve the Buyer's objection to same. In the event Buyer and Seller are unable to resolve any dispute concerning the satisfaction of the conditions in subsections (i)-(iv) above in the exercise of good faith efforts, Buyer and Seller shall submit the matter for dispute resolution in accordance with Section 10.20 below.
2.4    Buyer's Reliance on its Investigations and Release. The provisions of this Section 2.4 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.
(a)Buyer acknowledges and agrees, by consummating the Closing, it will be deemed to have been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer's choosing. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND BUYER AGREE THAT EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.3(b) WITH RESPECT TO SELLER'S POST-CLOSING CURE OBLIGATIONS, IF APPLICABLE, SECTION 4.8 WITH RESPECT TO SUBSTANTIAL COMPLETION PUNCH LIST ITEMS, IF APPLICABLE, SECTION 7.1 BELOW, WARRANTIES IN THE DEED (AS HEREINAFTER DEFINED) OR SECTION 5 OF EXHIBIT D (COLLECTIVELY, "SELLER'S WARRANTIES"), SELLER IS SELLING AND BUYER IS PURCHASING AND TAKING THE PROPERTY ON AN "AS IS" BASIS, WITH ANY AND ALL LATENT AND PATENT DEFECTS. BUYER ACKNOWLEDGES THAT IT IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY AND, EXCEPT FOR SELLER'S WARRANTIES, IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTER CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS,

GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY'S USE, HABITABILITY, MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE REAL PROPERTY, (IX) THE CONDITION OF TITLE TO THE PROPERTY, AND (X) THE ECONOMIC F THE OPERATION OF THE PROPERTY.
Buyer's Initials: /s/ DP
(b)WITHOUT LIMITING THE ABOVE, EXCEPT WITH RESPECT TO A BREACH BY SELLER OF ANY OF THE SELLER'S WARRANTIES, AS OF THE CLOSING BUYER, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH BUYER AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES THE SELLER PARTIES FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNO\VN, FORESEEN OR UNFORESEEN, EXISTING AND FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL ENTITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH OR RELATING TO THE PROPERTY CONDITION OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS OR TOXIC MATERIALS, CHEMICALS OR WASTES AT THE PROPERTY AND ANY LIABILITY OR CLAIM RELATED TO THE PROPERTY ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 9601 et seq.), THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, THE RESOURCE CONSERVATION AND RECOVERY ACT of 1976 (42 U.S.C. SECTION 6901 et seq.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251 et seq.), THE SAFE DRINIGNG WATER ACT (42 U.S.C. SECTION 300F et seq.), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 5101 et seq.), THE TOXIC SUBSTANCES CONTROL ACT (15 U.S.C. SECTION 2601 et seq.), EACH AS AMENDED, OR ANY OTHER CAUSE OF ACTION BASED ON ANY OTHER STATE, LOCAL, OR FEDERAI, ENVIRONMENTAL LAW, RULE OR REGULATION (COLLECTIVELY, "ENVIRONMENTAL LAWS"); PROVIDED HOWEVER, THE FOREGOING RELEASE SHALL NOT OPERATE TO RELEASE ANY CLAIM BY BUYER AGAINST ANY PERSON OR ENTITY OTHER THAN SELLER PARTIES.
Buyer's Initials: /s/ DP
2.5    Service Contracts. On or prior to the last day of the Extended Due Diligence Period, Buyer will advise Seller in writing of which service contracts it will assume. Buyer will assume the obligations arising from and after the Closing Date under those service contracts that Buyer has elected to assume; provided, however, that (i) to the extent that any such service contracts are part of portfolio agreements, they shall not be assignable, and (ii) to the extent that any service contracts are not terminable by Seller in the time frame between the expiration of the Extended Due Diligence Period and the Closing, Buyer shall, at Closing, assume such service contracts. Seller will terminate all service contracts which Buyer has elected not to assume prior to Closing on or prior to thirty (30) days prior to Closing, except those service contracts (if any) that cannot be terminated without imposition of penalty.
2.6    Estoppels/SNDA
(a)Tenant Estoppel. Seller shall use commercially reasonable efforts to secure and deliver to Buyer within 25 days prior to the Closing Date an estoppel certification for the Lease consistent with the information in the Lease and substantially in the form required under the Lease (the "Estoppel Certificate"). Buyer shall notify Seller in writing, either by the Closing Date or within 5 business days following Buyer's receipt of the Estoppel Certificate (pdf copy via email), whichever is earlier, of Buyer's disapproval of any materially adverse matter(s) contained therein as determined in Buyer's reasonable business judgment, and the basis of such disapproval ("Buyer's Disapproval Notice") Seller shall have 5 business days or such other reasonable amount of time as may be necessary from Seller's receipt of the Buyer's Disapproval Notice within which to cure such materially adverse matter(s), and the Closing Date shall be extended, at Seller's option, to allow for up to the full 5-business day cure period or such other extended cure period. It shall be a condition precedent to Buyer's obligation to proceed with Closing and Buyer may terminate this Agreement upon written notice to Seller on the earlier of 2 business days after Seller's failure to cure such materially adverse matter(s) or the Closing Date (as the same may be extended in accordance with the terms of this Section or otherwise in this Agreement), in which event the Earnest Money shall be returned to Buyer, if by the Closing Date Seller has not delivered the Estoppel Certificate in the form required by this Section. In the event of such termination, the Escrow Agent shall refund the Earnest Money to Buyer and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement.
(b)SNDA. Seller shall reasonably cooperate with Buyer in its efforts to obtain a a written Subordination, Non-Disturbance and Attornment Agreement (executed by Tenant in the form required by Buyer's lender) (an "SNDA''); provided, however, that Seller shall in no event be obligated to deliver an SNDA executed by Tenant nor shall the delivery of such SNDA executed by Tenant be a condition precedent to Buyer's obligation to proceed to Closing.
(c)Tenant Termination. Tenant is permitted to terminate the Lease in certain circumstances described in the Lease (the "Tenant Termination Rights"), including, but not limited to, Section 4.6 of the development agreement portion of the Lease. Notwithstanding anything contained in the Lease to the contrary, if Tenant exercises any of the Tenant Termination Rights, Seller shall not be deemed to be in default of this Agreement and shall have no liability to Buyer hereunder or otherwise, this Agreement shall terminate, the Earnest Money shall be promptly refunded to Buyer, and if Seller is in breach of its obligations under the Lease giving rise to the applicable Tenant Termination Right under either Section 5.3 or Section 9.1(e) of the development agreement portion of the Lease only (e.g. reimbursement shall not be owing from Seller to Buyer if Tenant exercises the Tenant Termination Rights in accordance with Sections 4.6 or 4.7 of the development agreement portion of the Lease) (which obligation shall survive the termination of this Agreement), Seller shall promptly reimburse Buyer for its actual third party out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred in connection with the transaction contemplated by this Agreement up to One Hundred Thousand Dollars ($100,000) and neither party shall have any further liability or obligation under this Agreement, except for those liabilities and obligations that expressly survive a termination of this Agreement.
2.7    Tenant's Exercise of Purchase Option. Buyer acknowledges that Tenant has or will have an option to purchase the Property under the terms of its Lease ("Purchase Option") with an exercise date prior to the estimated date for Substantial Completion. In the event Tenant timely exercises such purchase option in accordance with the terms of the Lease and proceeds to acquire the Property, Seller agrees to reimburse Buyer for Buyer's actual third party, out-of-pocket costs and expenses (including without limitation, Buyer's reasonable attorney's fees) incurred in connection with this Agreement in an amount not to exceed $100,000, plus a break-up fee in the amount of One Million Dollars ($1,000,000.00) which shall be payable within two (2) business days after the date of the closing of the sale of the Property to the Tenant under the Purchase Option in the Lease. Upon such closing and Seller's payment of the foregoing obligations, this Agreement shall automatically terminate and the Escrow Agent shall refund the Earnest Money to Buyer. Neither party hereto shall have any further rights or liabilities under this Agreement except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. Buyer shall provide to Seller evidence in sufficient detail supporting Buyer's reimbursable due diligence costs and expenses incurred.
ARTICLE 3: TITLE AND SURVEY REVIEW
3.1    Delivery of Title Report. Buyer acknowledges it has been provided access to the Title Company's website with postings of the title commitment issued by the Title Company (the "Title Report") prior to the Effective Date, covering the Real Property, together with copies of all documents referenced in the Title Report Prior to the Effective Date, Seller has provided to Buyer a current ALTA survey (collectively, the "Survey") of the Real Property, for which Survey Buyer shall have the right to review and request revisions from the surveyor directly such that the Survey is in a form acceptable to Buyer after Substantial Completion of the Building, Buyer shall have the right to obtain, at Buyer's sole cost and expense, an updated "as built" survey of the Real Property and the Improvements ("Updated Survey").
3.2    Title Review and Cure. Buyer has previously notified Seller in writing of its title or survey objections with respect to items disclosed in the Title Report or the Survey (the "Initial Title Objection"). Any exceptions to title set forth in the initial Title Report or the Survey that are not expressly objected to by Buyer in the Initial Title Objection are approved by Buyer as Permitted Exceptions (as hereinafter defined) Seller shall have no obligation to cure any title objections in the Initial Title Objection Notice or otherwise except for (i) any non-monetary liens and encumbrances placed on record against the Property by Seller after the Effective Date other than Contemplated Title Matters (as hereinafter defined), (ii) any and all monetary liens and security interests in the forms of deeds of trust or mortgages entered into or assumed by Seller, whether recorded or placed on record prior to or after the Effective Date, and (iii) any mechanics' liens recorded after the Effective Date which arise from work performed pursuant to a written contract with Seller or otherwise commissioned by Seller (collectively, the "Seller Encumbrances") which Seller shall be required to cure. Seller may, but shall not be obligated to, attempt to cure any title objections noted by Buyer other than the Seller Encumbrances and with respect to the objections set forth in Buyer's Initial Title Objection Notice, the following items: (a) Schedule BII, item 14 (relating to an electrical easement encumbering Tract 3 and (b) Schedule BI, item 8, Schedule BI, item 11 and Schedule B2, Item 12 (all relating to corrections required to the legal description and approval thereof by the County engineer) The foregoing matters which Seller has agreed to cure, as well as all Seller Encumbrances are hereinafter deemed "Seller Resolution Matters".

Upon Seller's issuance of the Substantial Completion Notice, Buyer may cause the Title Company to provide an updated Title Commitment and Buyer may order and obtain the Updated Survey Buyer shall notify Seller in writing, prior to the expiration of the Extended Due Diligence Period, of any matters identified in the updated Title Commitment or the Updated Survey which (i) are first raised by the Title Company following the expiration of the Initial Due Diligence Period and prior to Closing, or first identified on the Updated Survey, and (ii) are not the result of Buyer's acts, and (iii) result in a Material Adverse Condition with regard to the use or operation of the Property and do not constitute Contemplated Title Matters authorized under this Agreement (collectively, the "Updated Title Objections").Failure to timely provide such a notice of Updated Title Objections shall constitute an approval by Buyer of all matters disclosed in the updated Title Commitment and/or the Updated Survey other than any uncured Seller Resolution Matters Seller shall have no obligation to cure any Updated Title Objections other than any incomplete Seller Resolution Matters Seller may, but shall not be obligated to, attempt to cure any Updated Title Objections noted by Buyer. If Seller elects not to cure any Updated Title Objection (failure to make such election with regard to any Updated Title Objection within 5 business days shall be deemed an election not to cure such Updated Title Objection), then Buyer shall either (x) subject to the limitations of Section 2.3(b), terminate this Agreement by written notice to Seller given on or before 5 business days after receipt of any notice or deemed notice from Seller that it elects not to cure any Updated Title Objections, the Escrow Agent shall refund the Earnest Money to Buyer, and if Seller is in default of this Agreement, Seller shall promptly reimburse Buyer for its actual third party out-of-pocket costs and expenses (including reasonable attorney's fees) incurred in connection with the transaction contemplated by this Agreement up to One Hundred Thousand Dollars ($100,000) (which obligation shall survive the termination of this Agreement), and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement, or (y) waive such Updated Title Objections, in which event the Closing shall occur and Buyer shall accept title to the Property subject to such title condition and without adjustment to Purchase Price. Failure to so terminate shall constitute Buyers election to terminate the Agreement. Those items approved by Buyer or deemed approved by Buyer in this Section 3.2 or in Section 2.3(b)(iii) and the Contemplated Title Matters are hereinafter referred to as the "Permitted Exceptions". For the avoidance of doubt, Seller and Buyer agree that after the expiration of the Initial Due Diligence Period, the following title encumbrances or title matters affecting the Property are contemplated to be recorded against or will otherwise affect title to the Property in connection with the proposed construction of the Property and do not require Buyer's consent ("Contemplated Title Matters"): (a) utility and communication easements necessary to provide utility and communications service to the Property, and (b) documents required to consolidate the existing parcels of the Property, if required by the Title Company, and (c) a corrective deed pertaining to the legal description, if required by the Title Company, and (d) any other casement, exception or encumbrance necessary for the Substantial Completion of the Improvements, provided that none of the foregoing shall have a material adverse effect on the use or operation of the Property, including such potential use or operation as a multi-tenant facility in the future. In the event any title encumbrance or title matter that is not a Contemplated Title Matter will have a material adverse effect on the use or operation of the Property, Seller shall obtain Buyer's approval of the form of such title encumbrance or title matter, which approval may be withheld in Buyer's sole discretion (and, in the event Buyer fails to disapprove any title encumbrance within ten (10) days, Buyer shall be deemed to have approved such title encumbrance).
3.3    Title Policy. Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, an ALTA extended coverage Owner's Policy of Title Insurance (in the event Buyer shall have promptly delivered to the Title Company an acceptable ALTA as built Survey of the Real Property) or an ALTA 2006 coverage Owner's Policy of Title Insurance (in the event Buyer failed to promptly deliver an acceptable ALTA Survey of the Property) and including those endorsements in such form as the Title Company has committed to provide to Buyer prior to the expiration of the Initial Due Diligence Period (as applicable, the "Title Policy"), in the form prescribed by the applicable state where the Property is located, in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject to: (i) the Permitted Exceptions, (ii) non-delinquent liens for real estate taxes and assessments, (iii) any standard, preprinted conditions or exceptions to the Title Policy required by the Title Company, (iv) any exceptions to title ,which would be disclosed by an inspection and/ or accurate survey of the Property, (v) interests of the Tenant, as tenant only, and (vi) any exceptions or matters created by Buyer or Buyer's Agents.
ARTICLE 4: OPERATIONS AND RISK OF LOSS
4.1    Ongoing Operations Insurance. During the pendency of this Agreement, (a) Seller shall carry on its business and activities relating to the Property substantially in the same manner required under the Lease, and (b) Seller shall maintain or cause to be maintained, at Seller's sole cost and expense, Seller's existing policy or policies of insurance insuring the Property.
4.2    New Contracts. During the pendency of this Agreement, Seller shall have the right to enter into contracts which are necessary to complete the construction of the Building and development of the Property as required by the Lease which contracts shall not require the prior consent of Buyer provided that they are terminated or fully performed prior to the Closing Date with respect to any contract which will survive past the Closing Date for which Tenant shall not remain liable, Seller shall notify Buyer of such contracts, and said contracts shall be subject to Buyer's written consent, which shall not be unreasonably withheld, conditioned or delayed (except that Buyer's consent to the Construction Contract (as hereinafter defined), the architect's agreement or other construction or equipment agreements for the completion of the Building shall not be required); provided, however, Buyer must respond to Seller within ten (10) days after receipt of any such document with respect to contracts, with respect to objections to such matters, or Buyer shall be deemed to have approved same. In furtherance of the foregoing, Buyer shall have the right to review and approve in its reasonable discretion, any and all lease commission agreements which require Buyer to pay for lease commissions after the Closing for any lease renewals or expansions under the Lease.
4.3    Leasing Arrangements. After the Lease has been fully executed, Seller may not enter into any new lease, license or other occupancy agreement or any material amendment, expansion, renewal, modification, termination or other similar agreement with respect to the Lease (collectively, "New Lease Agreements") without first obtaining Buyer's approval, which approval shall not be unreasonably withheld, conditioned or delayed Buyer shall be deemed to have consented to any New Lease Agreement if it has not notified Seller specifying with particularity the matters to which Buyer reasonably objects, within five (5) business days after its receipt of Seller's written request for consent, together with a copy of the proposed New Lease Agreement.
4.4    Damage or Condemnation. If before the Closing the Property or any portion thereof shall be materially damaged, or the commencement of condemnation proceedings shall affect all or a material portion of the Property, then Buyer may terminate this Agreement by written notice to Seller given within 10 days of Seller's notice of the occurrence of the damage or taking. In the event of such termination, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement For the purposes of this Section, the phrases "material damage" and "materially damaged" means damage which (i) delays Substantial Completion of the Property beyond November 1, 2017 or (ii) allows Tenant to terminate the Lease or seek a permanent reduction in the rent payable by Tenant thereunder and provided that Seller does not agree to make available to Buyer rent loss insurance to fully compensate for such reduction in the rent, but only to the extent not waived or deemed waived by Tenant. If the Closing Date is within the aforesaid 10-day period, then Closing shall be extended to the next business day following the end of said 10-day period. If no such election is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected. In the event of any material damage for which Buyer does not terminate or in the event of any non-material damage or eminent domain precedent, at Seller's option, exercised in its sole discretion:
(a)Seller shall promptly repair and restore such damage on or before the Closing Date as it may be extended and Seller and Buyer shall extend the Closing Date to provide reasonably sufficient time therefore; or
(b)Seller shall (i) assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, or any insurance proceeds that may thereafter be made for such damage or destruction, (ii) give Buyer a credit at Closing for an amount equal to any condemnation awards or insurance proceeds collected by Seller as a result of any such condemnation or damage or destruction, and the amount of any insurance deductible under such policies (but in no event shall the amount of such credit to Buyer exceed the Purchase Price), and (iii) receive a credit at Closing for any sums expended by Seller toward the restoration or repair of the Property In the event the amount of awards or proceeds subsequently received by Buyer exceeds the Purchase Price, then Buyer shall pay to Seller fifty percent (50%) of any such excess within 10 days after Buyer's receipt of such awards or proceeds The provisions of this Section 4.4 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.
4.5    Notices. Promptly after receipt, Seller shall provide Buyer with true and complete copies of any written notices pertaining to the Property that Seller receives from any governmental authority with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property or any portion thereof; or (iii) any violation of any environmental law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Buyer, promptly upon the giving or receipt thereof by Seller, true and complete copies of any written notices of default or potential default or other material issue given or received by Seller under any agreement affecting the Property, including the Lease.
4.6    Plans and Specifications. Seller shall provide to Buyer, promptly after same become available, the Final Plans.
4.7    Litigation. Seller will advise Buyer promptly (but no later than fifteen (15) business days) of any suit, action, arbitration, or legal or other proceeding or governmental investigation which is instituted after the Effective Date and which concerns or affects the Property or which materially and adversely affects Seller's ability or authority to perform its obligations under this Agreement.
4.8    Seller Construction and Development Obligations. No later than November 1, 2017, which date shall be subject to extension on account of any delays in the design, permitting, construction and Substantial Completion of the Improvements resulting from Tenant Delays (as defined in the development agreement portion of the Lease) or any other delays as permitted under the Lease (the "Outside Construction Date"), Seller shall achieve Substantial Completion, with the meaning of the Lease ("Seller's Construction Obligations"). In furtherance of complying with Seller's obligations, Seller has entered or will enter into a contract with respect to the construction of the Improvements ("Construction Contract") with Clayco

("Contractor"). Seller shall deliver to Buyer a copy of the Construction Contract after it has been fully executed Seller will provide or make available to Buyer regular updates (not less frequently than every 4 weeks) on the progress of construction, including copies of all change orders, shall provide Buyer with notice of and allow Buyer to participate in all construction meetings and shall make available to Buyer all minutes of construction meetings. Upon Substantial Completion, Seller shall deliver to Buyer copies of all warranties in Seller's possession with respect to the completion of Improvements at the Property. At Closing, Seller shall take such actions and execute such documents as may be reasonably required by the Title Company to issue the Title Policy without any exceptions for mechanics' liens based upon the written agreement of Seller or that were commissioned by Seller recorded after the effective date of the Title Report. If Seller satisfies all other conditions to Closing and there are items of the Improvement which are unfinished at the Closing and which contractor estimates will be completed with such period as may be permitted by the Lease or consented to by Tenant after the Closing Date (the "Substantial Completion Punch List Items"), then Seller agrees to complete such Substantial Completion Punch List Items after the Closing and shall deposit with Escrow Agent (pursuant to a holdback escrow agreement reasonably approved by Seller and Buyer) an amount equal to 125% of contractor's and Buyer's inspector's good faith estimate of the amount of the Substantial Completion Punch List Items (the "Punch List Escrow"). Further, if the reasonable estimated cost to complete the Substantial Completion Punch List Items exceeds $750,000, at Buyer's option, the Closing shall be delayed until the cost to complete and/or correct the remaining Substantial Completion Punch List Items is less than $200,000. Buyer acknowledges that Tenant may require certain change orders modifying the Final Plans and Buyer shall have no right to object to or approve the same and all changes to the Building and the Improvements resulting therefrom are to be deemed acceptable to Buyer provided that such changes do not materially and adversely affect the use or operation of the Property or reduce the rent payable under the Lease. Notwithstanding the foregoing, in the event that all or a portion of the costs for the Substantial Completion Punch List Items are Tenant's obligation as Excess Tenant Costs (as defined in the development agreement portion of the Lease) and Tenant has created an escrow for such costs as required in the Lease ("Tenant Escrow"), the amount to be deposited in the Punch List Escrow shall be reduced by the amount then held in the Tenant Escrow that is allocable to the Substantial Completion Punch List Items only (the "Allocable Escrow Amount") and at the Closing, Seller shall collaterally assign to Buyer Seller's right only the Allocable Escrow Amount portion of Tenant Escrow (and Buyer shall have no right to the remainder of the funds in the Tenant Escrow) for Buyer's right to complete the Substantial Completion Punch List Items in the event Seller fails to complete same within one (1) year following the Closing, subject to Force Majeure as defined in the Lease.
4.9    Access to Property. Provided Buyer has executed a confidentiality agreement in form acceptable to Tenant (the "Confidentiality Agreement"), Buyer shall have the right to have its inspectors, agents, independent contractors and consultants have access to the Property on reasonable prior written notice to Seller and on and subject to the terms of the Lease and the Confidentiality Agreement including, without limitation, to review the construction at the Improvements and compliance with the Final Plans prior to Closing. All access by Buyer and its inspectors, agents, independent contractors and consultants shall be conducted so as not to interfere with or delay Seller's completion of the work required in the Lease and shall be subject to the provisions in Section 2.2(b) above. Notwithstanding the foregoing however, failure of Buyer to object to any condition of the Improvements needing repair or correction shall not relieve Seller (or any other party) from any obligation under this Agreement or with respect to any warranties.
4.10    Incentive Agreements. Copies of the Incentive Agreement have been provided to Buyer as part of the Property Information From and after the Closing Date, Buyer agrees to assume the obligations, agreements, covenants and restrictions under the CRA Agreement as to the Property, which Buyer shall evidence such assumption by executing an assumption agreement substantially in the form of "Assumption Agreement" attached as Exhibit C to the CRA Agreement, which is also attached hereto as Exhibit B (as may be modified pursuant to Seller's undertaking set forth below). Buyer acknowledges and agrees that from and after the Closing Date, Buyer, as the Owner (as defined in the TIF Agreement) of the Property, shall be responsible for payment of Service Payments (as defined in the TIF Agreement) under the TIF Agreement as to the Property, but Seller shall retain all other obligations and all benefits of the Company under the TIF Agreement, including, without limitation, the Company's right to reimbursement from Service Payments Buyer also acknowledges that Buyer will not be assigned and will not assume the obligations, agreements, covenants and restrictions of Seller or the Company under the Compensation Agreement or the JEDZ Reimbursement Agreement.
Seller hereby discloses to Buyer, and Buyer hereby acknowledges and agrees that:

a.
the Property is subject to an income tax levied by the JEDZ Board, which income tax is levied based on income earned by persons working in the JEDZ and on the net profits of business located in the JEDZ;

b.	the rate of income tax is the rate levied by the City in effect on the date of adoption of resolution levying the income tax;

c.	from and after the Closing, Buyer and Buyer's employees, if any, working at the Property will be subject to the income tax levied by the JEDZ Board;

d.	the Compensation Agreement prohibits lessees and assignees of the Property from challenging the validity of the agreement creating the JEDZ or the JEDZ income tax;

e.	Buyer shall be subject to the obligations of Seller under Section 4 of the Compensation Agreement to the same extent as is Seller; and

f.
notwithstanding the Closing, except as expressly provided otherwise in this Section 4.10 of this Agreement, Seller and/ or Company, as applicable, shall retain all benefits and obligations of Seller and/or Company under the Incentive Documents.

Seller and/or Company shall have the right to further modify or assign to Seller some or all of the Incentive Agreements during the pendency of this Agreement, including ,without limitation, to update same as to the anticipated construction of the Improvements and the structure of this transaction provided that Buyer shall be provided with copies of all such modifications or assignments and, if any such modification shall materially and adversely alter any obligation being assumed by Buyer, shall be subject to Buyer's prior ,written consent, not to be unreasonably withheld, conditioned or delayed. If Buyer receives any amounts owing to the owner of the Property subsequent to Closing with respect to the Compensation Agreement, TIF Agreement or JEDZ Reimbursement Agreement, Buyer shall promptly notify Seller and remit such amounts to Seller. To the extent necessary for the CRA Agreement Assumption Agreement to be assigned to and assumed by Buyer, Seller shall assign or cause the Company to assign the CRA Agreement to Buyer. Seller agrees that it shall also use commercially reasonable efforts to have the Assumption Agreement modified to include the following provision:
The County acknowledges through the Transfer Date, that the CRA Agreement is in full force and effect, and hereby waives any and all failures by the Company, any Occupant, or anyone else with regard to compliance with the obligations of the CRA Agreement and the Transferred Property through the Transfer Date.
In the event the County does not agree to add the above provision, Buyer shall be deemed to have approved the form of CRA Agreement Assumption Agreement attached hereto as Exhibit B. After the Closing, Seller shall provide written notice to Buyer in the event Seller becomes aware that the Company has received written notice of the company's default under any of the Incentive Agreements, to the extent such default affects or relates to the Property.
The benefits and obligations under this Section 4.10 of this Agreement shall survive the Closing.
ARTICLE 5: CLOSING.
5.1    Closing and Escrow Instructions
(a)The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the offices of the Escrow Agent. Closing shall occur and Buyer's funds shall be received on or before 2:00 P.M. Pacific Time on the Closing Date.
(b)Seller and Buyer agree to execute such reasonable additional and supplemental escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.
5.2    Conditions to the Parties' Obligations to Close
(a)The obligations of Seller to consummate the transaction contemplated hereunder are contingent upon the following conditions:
i.    Buyer's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;
ii.    As of the Closing Date, Buyer shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing have been tendered;
iii.    There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect Buyer's ability to perform its obligations under this Agreement; and
iv.    There shall exist no pending or threatened action, suit or proceeding with respect to Buyer before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby.
(b)The obligations of Buyer to consummate the transaction contemplated hereunder are contingent upon the following conditions:

i.    Seller's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, subject to any Seller modification hereafter made to a Property Representation (as defined and provided for in Section 7.l);
ii.    As of the Closing Date, Seller shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing have been tendered;
iii.    There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect Seller's ability to perform its obligations under this Agreement;
iv.    There shall exist no pending or threatened action, suit or proceeding with respect to Seller before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby;
v.    The Title Company shall have committed to issue the Title Policy as required pursuant to Section 3.3 above prior to the expiration of the Initial Due Diligence Period;
vi.    Seller shall have paid or caused to be paid all costs for the construction of the Building and other Improvements as required under the Lease to the extent necessary for Commencement Date (within the meaning of the Lease) to occur (but subject to Seller's right to establish a Post Closing Escrow or Tenant Escrow for the payment of outstanding costs for Substantial Completion Punch List Items as contemplated in Section 4.8), and Seller shall have paid all lease commissions related to the initial term of the Lease, if any;
vii.    The Lease has been fully executed and is in full force and effect;
viii.    Buyer shall have received, on or before the Closing Date, an executed Tenant Estoppel Certificate from the Tenant in substantially the same form described in Section 2.6(a);
ix.    As of the Closing Date: the Building and Real Property is one hundred percent (100%) leased to Tenant, possession has been delivered to Tenant, Tenant shall be current in the payment of full rent including any applicable late fees, all tenant improvement allowances or other allowances (including discretionary allowances) shall have been paid in full or credited to Buyer at Closing, the "Commencement Date" (as that term is defined in the Lease) shall have occurred, and there shall not then exist any default under the Lease either on the part of Landlord or the Tenant;
x.    Buyer's obligation to purchase the Property is conditioned upon the satisfaction, or occurrence, or Buyer's Waiver, of Seller completing the Seller's Construction Obligations and Seller 's delivery to Buyer of Seller's Substantial Completion Notice, subject to the Seller's Punch List Escrow and/ or Tenant Escrow established in accordance with Section 4.8 hereof and Seller shall have been issued a C of O or, if a C of O is not available as described in Section 2.3(b) above, then such other documentation provided for in Section 2.3(b)(i) (and provided that Seller shall obtain a final C of O no later than one (1) year after the Closing Date subject to Force Majeure events).
So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, either party may elect to extend the Closing Date for a reasonable period of time to allow for the satisfaction of such condition(s), which period of tune shall not exceed 60 days except with the written consent of the other party. In the event that such condition cannot or has not been satisfied with such reasonable amount of time, then either party may elect to either (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date (as same may have been extended), or (ii) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event of a termination, the Escrow Agent shall refund the Earnest Money to Buyer, where such termination is due to Seller's failure to satisfy a closing condition, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. If such party elects to close, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of the other party for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing. If the parties disagree regarding the other party's right to terminate under this Section 5.2, Buyer and Seller shall submit the matter for dispute resolution in accordance with Section 10.20 below.
5.3    Seller's Deliveries in Escrow. On or before the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:
(a)Deed. A limited warranty deed in the form attached hereto as Exhibit C (the "Deed"), executed and acknowledged by Seller;

(b)Assignment of Lease and Contracts and Bill of Sale. An Assignment of Lease and Contracts and Bill of Sale in the form of Exhibit D attached hereto (the "Assignment of Lease"), executed by Seller;
(c)FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;
(d)Notice to Tenant. A notice regarding the sale in substantially the form of Exhibit E attached hereto, or such other form as may be required by applicable state law for delivery by Buyer to Tenant immediately after the Closing;
(e)Lien Waivers. Lien waivers, as required by the Title Company, to deliver the Title Policy free of mechanic's liens based on the written agreement of Seller recorded after the Effective Date;
(f)Broker's Lien Waivers. Lien waivers from (i) Broker evidencing payment of all commissions owing in connection with the sale of the Property to Buyer and (ii) Jones Lang LaSalle, Colliers International and Commerce Real Estate Solutions evidencing payment of all commissions owing in connection with the leasing of the Property to Tenant;
(g)Owners Affidavit. An Owner's Affidavit in the form reasonably required by the Title Company to issue the Title Policy Seller shall also deliver to the Title Company and Buyer such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the Deed and the other documents required to be executed by Seller on behalf of Seller;
(h)Estoppels. The Estoppel;
(i)Warranties. As to any warranties for materials and workmanship (e g roof, HVAC, parking lot-including by way of illustration and not limitation, the roof warranty for materials and workmanship) in Seller's possession, copies thereof and, to the extent assignable and/ or required to be assigned, an original transfer (or re-issuance, if applicable) of such warranties assented to by the material and/or service provider at no cost or expense to Buyer, provided that to the extent Seller has not yet completed the applicable work associated with such warranty, Seller shall have the right to retain rights to same until completion of said work and (i) until such time as a warranty is assigned to Buyer, Seller will enforce each such warranty when reasonably requested by Buyer at Buyer's cost, in accordance with the scope of such warranty; and (ii) after completion of such work, Seller shall assign such warranties to Buyer by transfer instrument reasonably acceptable to effectuate such assignment Seller shall use commercially reasonable efforts to obtain any third party consents necessary to allow the assignment or transfer of any and all warranties to Buyer;
(j)Bring Down Certificate. A Certificate of Representations and Warranties from Seller affirming that all representations and warranties of Seller under this Agreement are materially true and correct as of the Closing Date, subject to Seller's modifications hereafter made to a Property Representation as provided in Section 7.1 of this Agreement; and
(k)Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
5.4    Buyer's Deliveries in Escrow. On or before the Closing Date, Buyer shall deliver in escrow to the Escrow Agent the following:
(a)Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable proration's, deposited by Buyer with the Escrow Agent in immediate, same-day federal funds into the Escrow Agent's escrow account;
(b)Bring Down Certificate. Certificate of Representations and Warranties from Buyer affirming that all representations and warranties of Buyer under this Agreement are materially true and correct as of the Closing Date;
(c)CRA Agreement Assumption Agreement. The Assumption Agreement, executed by Buyer; and
(d)Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
5.5    Closing Statements/Escrow Fees At the Closing, Closing, Seller and Buyer shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.
5.6    Possession. Seller shall deliver possession of the Property to Buyer at the Closing.
5.7    Post-Closing Deliveries. Immediately after the Closing, Seller shall deliver to the offices of Buyer's property manager: the original Lease; copies or originals of all contracts, receipts for deposits, and unpaid bills; all keys, if any, used in the operation of the Property; and, if in Seller's possession, any "as-built" plans and specifications of the Improvements.
5.8    Closing Costs. At Closing, Seller shall pay ½ of the cost to prepare the Title Commitment, search and exam fees and the premium for the Title Policy, costs of recording instruments to cure title matters Seller has elected to cure, all transfer taxes, excise taxes and tax stamps due in connection with the transaction contemplated by this Agreement and ½ of any escrow fees. Buyer shall pay the cost of recording the Deed, ½ of the cost to prepare the Title Commitment, search and exam fees and of the premium for the Title Policy, the cost of any lender's policy, all of the costs of Buyer's endorsements to the Title Policy, the cost of any Updated Survey obtained by Buyer, all other (if any) costs of recording and ½ of any escrow fees. Each party shall pay its own attorneys' fees. Other costs, charges, and expenses shall be borne and paid as provided in this Agreement or in the absence of such provision, in accordance with local custom.
5.9    Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer.
ARTICLE 6: PRORATIONS
6.1    Prorations. The day of Closing shall belong to Buyer and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited to Buyer or charged to Buyer as applicable and the portion thereof applicable to periods ending as of Closing shall be credited to Seller or charged to Seller as applicable.
(a)Rent. All collected rent (excluding Tenant reimbursements for Operating Costs, which is the subject of Section 6.1(b) and excluding Tenant reimbursements, payments or escrow accounts for above standard Tenant Improvements or similar costs related to Tenant change order requests after the approval of the Final Plans, all of which shall be payable from Tenant to Seller) and other collected income (and any applicable state or local tax on rent) under the Lease in effect on the Closing Date shall be prorated as of the Closing. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Buyer. Buyer covenants and agrees to use its commercially reasonable efforts after the Closing to collect and deliver to Seller all rents or other payments that were applicable to the period before Closing. All rents received by Buyer following the Closing shall be applied against the most recently accrued rent. Except with respect to amounts delivered into the Punch List Escrow or Tenant Escrow, Buyer shall receive a credit against the Purchase Price for any outstanding tenant improvement allowances, other allowance under the Lease (including discretionary allowances), leasing commissions (if any), free rent (if any), abatement periods (if any) or Liquidated Damage Amounts related to delays in construction, all of which relate to the Lease and only to the extent any of the foregoing remain unpaid as of the Closing Date. Seller shall also cause to be paid to Tenant, at Closing, any Tenant's Contingent Payment due to Tenant under the Lease.
(b)Operating Costs. To the extent Seller, as landlord under the Lease, is currently collecting from Tenant additional rent (collectively, "Expense Reimbursements") to cover taxes, insurance, utilities (to the extent not paid directly by Tenant), common area maintenance and other operating costs and expenses (collectively, "Operating Costs") in connection with the ownership, operation, maintenance and management of the Property, Seller and Buyer shall each receive a debit or credit, as the case may be, for the difference between the aggregate Tenant's current account balances for Operating Costs and amount of Operating Costs reimbursable to Seller; provided, however, that (i) in no event shall Seller be required to credit Buyer for any uncollected Expense Reimbursements for Tenant and the same shall be treated in the same manner as uncollected rent is treated in Section 6.1(a), and (ii) all Expense Reimbursements received by Buyer following the Closing shall be applied against the most recently accrued Operating Costs. Operating Costs for Seller's period of ownership shall be reasonably estimated by the parties if final bills are not available. Operating Costs that are payable by Tenant directly to the applicable service providers shall not be prorated between Seller and Buyer.
(c)Taxes and Assessments. Real estate taxes and assessments imposed by any governmental authority that are not yet due and payable and that are not payable by Tenant under the Lease directly to the governmental authorities during the year in which Closing occurs, shall be prorated on an accrual basis as of the Closing Date based upon the most recent ascertainable assessed values and tax rate. By way of example, if the Closing were to occur on 3/31/2016, Seller would be responsible for 90/366ths of the real estate taxes attributable to 2016 and Buyer would be responsible for 275/366ths of the real estate taxes attributable to 2016. Buyer would be responsible for 100% of the real estate taxes attributable to 2017. Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing. Notwithstanding anything seemingly to the contrary contained herein, Buyer shall be solely responsible for and shall assume any and all ad valorem taxes relating to a subsequent change in usage or ownership of the Property, whether by reason of this conveyance or otherwise.
(d)Service Contracts and Utilities. Seller shall arrange for a billing under all those service contracts for which fees are based on usage and with utility companies for a billing for utilities, to include all utilities or service used up to the day Closing occurs, and Seller shall pay the resultant bills. In the event any service contracts extend over periods beyond the Closing the same shall be prorated on a per diem basis.
(e)Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Section 6.1, if any proration is estimated pending issuance of a final bill therefor, or if any of the aforesaid prorations were calculated inaccurately, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as reasonably possible after the Closing Date, to the effect that income and expenses are received and paid by the parties on a cash basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 30 days of written notice Seller shall have reasonable access to, and the right to inspect and audit, Buyer's books to confirm the final prorations. Seller shall not, however, be charged for any increase in Operating Costs or real estate taxes due to increased costs or reassessments incurred by Buyer in respect of such subsequent to the Closing.
6.2    Excess Tenant Costs. Notwithstanding anything contained herein to the contrary, the development agreement portion of the Lease entitles Seller to receive reimbursement from Tenant for all Excess Tenant Costs (as defined in the development agreement portion of the Lease) and Seller shall not assign such right to Buyer at Closing (other than the collateral assignment of Seller's right to only the Allocable Escrow Amount contemplated by Section 4.8) or its rights to the Tenant Escrow containing Excess Tenant Costs. If Buyer receives any Excess Tenant Costs, Buyer shall promptly remit the same to Seller.
6.3    Utility Deposits. Buyer shall be responsible for making any deposits required with utility companies. Seller shall receive a credit at Closing for any utility deposits transferred or assigned to Buyer.
6.4    Sale Commissions. Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. EXCEPT AS EXPRESSLY SET FORTH ABOVE, IF ANY CLAIM IS MADE FOR BROKER'S OR FINDER'S FEES OR COMMISSIONS IN CONNECTION WITH THE NEGOTIATION, EXECUTION OR CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY FROM AND AGAINST ANY SUCH CLAIM BASED UPON ANY STATEMENT, REPRESENTATION OR AGREEMENT OF SUCH PARTY.
The provisions of this Article 6 shall survive the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.
ARTICLE 7: REPRESENTATIONS AND WARRA NTIES
7.1    Seller's Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date (subject to the provisions in the last paragraph of this Section 7.1) that:
(a)Organization and Authority. Seller has been duly organized and is validly existing and in good standing in the jurisdiction of its formation, and is qualified to do business in the state in which the Property is located Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
(b)Conflicts and Pending Action. There is no agreement to which Seller is a party or to Seller's knowledge binding on Seller which is in conflict with this Agreement To Seller's knowledge, Seller has not received written notice from any applicable governmental authority of any pending or threatened action or notices of violation against Seller or the Property, including condemnation proceedings or changes in zoning, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.
(c)Lease. Except for the Lease and subject to any New Lease Agreements permitted in Section 4.3, there are no other leases or agreements for occupancy of the Property entered into by Seller. Seller has delivered (or will deliver promptly after execution) to Buyer a true, correct and complete copy of the Lease. As of the date hereof (or upon execution thereof by Seller and Tenant), Seller is (or shall be) the holder of all of the landlord's right, title and interest in, to and under the Lease. The Lease is (or shall be upon execution) in full force and effect Seller, to its knowledge, has not received, nor does Seller have actual knowledge of, any claim from Tenant under the Lease alleging any type of default by the landlord under the Lease that has not been cured or demanding any work that has not been performed or payment from landlord that has not been made Seller's representation in the immediately preceding sentence of this Section 7.l(c) shall be void and no claim shall be actionable or enforceable with respect to the Lease in the event the Estoppel Certificate complying with the requirements of Section 2.6 is obtained in connection with this transaction as to only such matters set forth in the proceeding sentence for which the Estoppel Certificate confirms the accuracy of such representation and warranty.
(d)Service Contracts. As of the Effective Date, the list of service contracts delivered to Buyer pursuant to this Agreement is true, correct, and complete as of the date of its delivery Seller has provided Buyer with true, correct and complete copies of all such service contracts Neither Seller nor, to Seller's knowledge, any other party is in material default under any service contract to be assigned to Buyer at the Closing.
(e)Compliance with Law. To Seller's knowledge, Seller has not received any written notice, addressed specifically to Seller and sent by any governmental authority or agency having jurisdiction over the Property, that the Property or its use is in material violation of any legal requirements, including any applicable Environmental Laws.

(f)OFAC Compliance. Seller is in compliance with and shall at all times during the term of this Agreement remain in compliance with regulations of the Office of Foreign Asset Control of the Department of the Treasury ("OFAC"), (including those named on OFAC's Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001 , Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.
(g)Foreign Person. Seller is not a "foreign person,'' "foreign trust" or "foreign corporation" (as those terms are defined in the Internal Revenue Code of 1986, as amended, and related Income Tax Regulations).
(h)Leasing Commissions. To Seller's knowledge and excluding commissions to be paid by Seller to Jones Lang LaSalle (as Seller's broker), Colliers International and Commerce Real Estate Solutions (as Tenant's broker) at or prior to the Closing, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring the Tenant in connection with the Lease including, without limitation, any renewals or expansions under the Lease.
(i)Environmental Condition.. As of the date hereof, except as may be disclosed in that certain Phase I Environmental Site Assessment dated September 1, 2015 prepared by Cardno ATC, to Seller's actual knowledge, Seller has received no notices from any governmental authority of any Hazardous Conditions relating to the Property which remain uncured. As used herein, the "Hazardous Conditions" refers to the presence on, in or about the Property (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristic of which result in a violation of the standards applicable, relevant, or appropriate under applicable Legal Requirements. In turn, the term "Hazardous Materials " shall mean any chemical, substance, waste, material, equipment, or fixture defined as hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any environmental law, including but not limited to, petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCB's and asbestos.
(j)Management Agreement. There is no agreement relating to the management of the Property owned by Seller by any third-party management company.
(k)Taxes and Assessments. Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property owned by such Seller.
(l)Development, Cost-Sharing, Recapture and Entitlement Agreements. To Seller's actual knowledge and except for the Incentive Agreements or other documents delivered as part of the Property Information or the Title Report, as of the Effective Date, Seller is not a party to any non-recorded incentive, development, cost-sharing, recapture, entitlement or like-kind agreements burdening either Seller or Seller's Property that will survive the Closing of the transactions described by this Agreement and that will be binding on the Property after Closing.
(m)Employees. There are no employees of Seller at work at the Property for whom Buyer would have any responsibility after the Closing.
(n)Separate Tax Lot. At Closing, the Property will constitute a single, separate tax lot.
(o)Permits and Approvals. Seller will obtain all necessary Approvals (as defined in the Lease) in order to commence and complete construction of the Improvements as set forth in the Final Plans and in compliance with the Lease.
(p)Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller's knowledge, has been threatened in writing, against Seller.
(q)Incentive Agreements. The Incentive Agreements are in full force and effect Seller has provided Buyer with true, correct and complete copies of all of the Incentive Agreements Seller has not given or received any written notice of any breach or default under the Incentive Agreements which remains uncured. To Seller's knowledge, the Company is in full compliance, in all material respects, with its obligations under the Incentive Agreements.
"Seller's knowledge," as used in this Agreement means the current actual knowledge of Robert Kritt and Jim McGill, who are Managing Directors of Prologis, Inc, an affiliate of Seller, without any duty of inquiry or investigation and without personal liability whatsoever.
Seller's representations and warranties concerning the Property (collectively, the "Property Representations") are qualified by any knowledge obtained by Buyer (including Buyer's receipt of the Estoppel Certificate), and in the event Buyer's election to proceed with the purchase of the Property pursuant to Section 2.3 above, then Buyer shall consummate the acquisition of the Property subject to such qualification without any adjustment to the Purchase Price. Seller may further qualify the Property Representations by notice, specifying with reasonable particularity the facts and circumstances known to Seller that make the applicable Property Representation false, misleading, or inaccurate, delivered to Buyer before the Closing Date. If Seller delivers a Property Representation notice or if after the expiration of the Initial Due Diligence Period Buyer obtains knowledge of any facts or circumstances that makes any Property Representation false, misleading or inaccurate (herein collectively referred to as "Exception Matters") within less than 3 business days before the Closing, then Buyer may by notice to Seller extend the Closing Date to that day which is 3 business days after the date of receipt of the Property Representation notice or after obtaining knowledge of such Exception Matters. If any Exception Matters reflects a Material Adverse Change (as defined in Section 2.3 above) which prevents the transaction from proceeding, then Buyer, as its sole remedy, may terminate this Agreement within 3 business days after receipt of such notice, receive a refund of the Earnest Money, and neither party shall have any further rights and obligations under this Agreement except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement; provided, that if Buyer so elects to terminate this Agreement, Seller shall have the right, but not the obligation, to cure such Exception Matters within 60 days (and the Closing shall be delayed to the extent necessary to allow Seller the entire 60-day period within which to effect such cure) and if Seller cures such Exception Matters, then Buyer's right to terminate this Agreement as a result of such Exception Matters shall be revoked, null and void and this Agreement shall continue without termination (and, if the Closing Date is extended, Closing shall occur on the date that is 5 days after Seller cures such Exception Matters).
7.2    Buyer's Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that:
(a)    Organization and Authority. Buyer has been duly organized and is validly existing and in good standing in the state of its formation, and is qualified to do business in the state in which the Property is located. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.
(b)    Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer's knowledge binding on Buyer, which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer's knowledge, threatened, against Buyer which challenges or impairs Buyer's ability to execute or perform its obligations under this Agreement.
(c)    OFAC Compliance. Neither Buyer nor any of its equity owners, nor to Buyer's knowledge, any of their respective employees, officers or directors, is a person or entity with whom US persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC's Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 200l Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.
(d)    Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or to Buyer's knowledge, has been threatened in writing against Buyer.
ARTICLE 8: DEFAULT AND DAMAGES
8.1    Default by Buyer. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A FAILURE TO CONSUMMATE THE SALE DUE TO BUYER'S DEFAULT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN THE EVENT OF BUYER'S DEFAULT. IN THE EVENT BUYER FAILS, WITHOUT LEGAL EXCUSE, TO COMPLETE THE PURCHASE OF THE PROPERTY, THE EARNEST MONEY MADE BY BUYER SHALL BE FORFEITED TO SELLER AS LIQUIDATED DAMAGES AND THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO SELLER FOR SUCH FAILURE. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THIS SECTION 8.1 IS NOT INTENDED TO LIMIT SELLER'S RIGHTS UNDER SECTIONS 2.2, 2.3 AND 10.3 OF THIS AGREEMENT.
Seller's Initials: /s/ RK
Buyer's Initials: /s/ DP
8.2    Default by Seller. If Seller defaults in its obligation to sell and convey the Property to Buyer pursuant to this Agreement, or in the event Seller has failed to perform in any material respect any of the covenants, agreements, and indemnities contained herein to be performed by Seller within the time for performance as specified herein (including Seller's obligation to dose), then, provided Buyer has notified Seller in writing of same and Seller has failed to cure such condition or circumstance or non-performance within thirty (30) days of receipt of such notice (or such other longer period as may be specifically afforded therefor), Buyer's remedies on account of any such breach shall be, as its sole remedies hereunder, at law or in equity to elect to either:
(i)    terminate this Agreement by delivering written notice of Buyer's election to terminate to Seller and Escrow

Agent, in which event the Earnest Money (and all interest thereon) shall be returned immediately to Buyer and Seller shall promptly reimburse Buyer for its actual third party out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, but, not limited to reasonable attorneys' fees and expenses) up to One Hundred Thousand Dollars ($100,000) (which obligation shall survive the termination of this Agreement) and neither party shall have any rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement; or
(ii)    complete the purchase of the Property, in which event Buyer waives its right to seek reimbursement from Seller for all of its damages incurred as a result of Seller's breach hereunder; or
(iii)    waive any claim for damages (except for reimbursement for costs and expenses as set forth in this clause) and file an action for specific performance of this Agreement to compel Seller to close, which action must be commenced within sixty (60) days following the last date on which Seller was entitled to cure.
ARTICLE 9: EARNEST MONEY
9.1    Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Buyer and Seller, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Earnest Money against the Purchase Price due Seller at Closing.
9.2    Agreement Termination. Upon a termination of this Agreement, either party to this Agreement may give written notice to the Escrow Agent and the other party of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money in accordance with the terms of this Agreement. In the event of a dispute concerning the disbursement of the Earnest Money by either party in writing within 5 business days of the termination then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Buyer as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.
9.3    Interpleader. Seller and Buyer mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the disposition of the Earnest Money the Escrow Agent shall not take any action, but .instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent's option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys' fees. Seller or Buyer, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys' fees of the prevailing party in accordance with the other provisions of this Agreement.
9.4    Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Buyer resulting from the Escrow Agent's mistake of law respecting the Escrow Agent's scope or nature of its duties Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.
9.5    Return of Earnest Money Upon Termination or Expiration of Initial Due Diligence Period. Notwithstanding any provision to the contrary in this Agreement, Escrow Agent is hereby authorized and directed to release the Earnest Money to Buyer immediately (without further authorization from Seller) if Escrow Agent: (1) receives notice from the Buyer on or prior to the expiration of the Initial Due Diligence Period that Buyer has elected to terminate the Agreement; or (2) fails to receive notice from the Buyer on or prior to the expiration of the Initial Due Diligence Period that Buyer has elected to proceed with the Agreement.
ARTICLE 10: MISCELLANEOUS
10.1    Parties Bound; Assignment. This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties subject to the limitations upon assignment contained herein. Neither Seller or Buyer shall not be entitled to assign its rights in, to and under this Agreement without the prior written consent of the other, which consent may be withheld in its sole discretion. Notwithstanding the foregoing, Buyer shall be entitled to assign its rights in, to and under this Agreement to an Affiliate of Buyer, Griffin Capital Essential Asset REIT, Inc. ("Griffin REIT I"), Griffin Capital Essential Asset REIT II, Inc. ("Griffin REIT II"), and/ or any entity wholly owned by either Griffin REIT I or Griffin REIT II, in each case without the prior written consent of Seller; provided however (a) no such assignment shall be effective or binding on Seller until notice thereof has been delivered to Seller no later than five (5) business days prior to Closing, (b) the assignee executes and delivers an assignment and assumption agreement in which such assignee assumes all of Buyer's rights, duties and obligations under this Agreement, and (c) such assignment will not release Buyer from its primary obligation for the payment and performance of all obligations of the Buyer under this Agreement "Affiliate" shall mean (a) an entity that directly or indirectly controls, is controlled by or is under common control with the Buyer, or (b) an entity at least a majority of whose economic interest is owned by Buyer; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.
10.2    Confidentiality and Public Announcement or Disclosure.
(a)Except as provided otherwise in this Section 10.2, Buyer and Seller, for the benefit of each other, hereby agree that neither of them will release, or cause or permit to be released, to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever, (i) the names of the other party, or any of their affiliates or subsidiaries, or (ii) the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto. In addition, prior to Closing and for nine (9) month following the Closing, both Seller and Buyer shall keep strictly confidential this Agreement, the transactions contemplated hereby, and the terms and conditions hereof, and all matters relating thereto, as well as all information relating to the other party. Further, prior to Closing and for nine (9) months following the Closing, Buyer shall keep strictly confidential all information (including the Property Information) relating in any way to the Property or any portion thereof.
(b)It is understood and agreed that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, or preclude either party from sharing information relating to the Property, on a confidential basis with such party's key employees, attorneys, accountants, professional consultants, advisors, financial advisors, rating agencies, investors, joint venture partners, or potential lenders ("Representatives"), as the case may be. Further, and notwithstanding anything to the contrary set forth above, Buyer and Seller may disclose any of such information if required in litigation, if any (whether arising out of this Agreement or otherwise) or if required by law (including, without limitation, any rule or regulation of the Securities and Exchange Commission). Seller may disclose all information relating to the Property or this Agreement to Tenant or Tenant's agents, employees or representatives who reasonably need to know such information, and to the parties to the Incentive Agreements. Each party shall also have the right to disclose information regarding this transaction if necessary to comply with SEC disclosure requirements.
(c)Buyer shall indemnify and hold Seller and Seller's affiliates, employees, officers and directors harmless, and Seller shall indemnify and hold Buyer and Buyer's affiliates, employees, officers and directors, and its joint venture partners and lenders harmless, from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) suffered or incurred by the other party and caused by a breach by Buyer or Seller, as the case may be, or their respective Representatives, of the provisions of Section 10.2; but this Section 10.2(c) will not entitle either Buyer or Seller or any other person or entity, to recover consequential or incidental damages.
(d)In addition to any other remedies available to Seller and Buyer, Seller and Buyer shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its Representatives in order to enforce the provisions of Section 10.2.
(e)Notwithstanding any other provision of this Agreement, the provisions of Section 10.2 shall survive the termination of this Agreement.
10.3    Headings. The article, section and other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter The term "person" shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof; whether acting in an individual, fiduciary or other capacity.
10.4    Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.
10.5    Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.

10.6    Survival Limitation of Liability. Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, and agreements contained in this Agreement shall survive the Closing and the execution and delivery of the Closing documents required hereunder only for a period of 9 months immediately following the Closing Date; provided, however the indemnification provisions of Sections 2.2, 6.4 and the provisions of Section 6.1(e) shall survive the termination of this Agreement or the Closing, whichever occurs, and shall not be merged, until the applicable statute of limitations with respect to any claim, cause of action, suit or other action relating thereto shall have fully and finally expired. Any claim based upon a breach of a covenant, representation or warranty contained in Article 7 of this Agreement shall be actionable or enforceable if and only if: (i) notice of such claim is given to the party which allegedly made such misrepresentation or breached such covenant, obligation, warranty or agreement within 9 months after the Closing Date; and (ii) the amount of damages or losses as a result of such claim suffered or sustained by the party making such claim exceeds $75,000 of the Purchase Price; and provided further that the aggregate liability of Seller for any and all such breaches or misrepresentation shall be limited to an amount equal to three percent (0.3%) of the Purchase Price.
10.7    No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree or otherwise.
10.8    Entirety and Amendments. This Agreement, together with the exhibits and schedules attached hereto, embody the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Buyer, which shall not be superseded by this agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.
10.9    Time. Time is of the essence in the performance of this Agreement.
10.10    Attorneys' Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party in such action or dispute, whether by final judgment or out of court settlement all reasonable costs, charges, and expenses, including attorneys' fees, expended or incurred in connection therewith. The prevailing party in any such final judgment or out of court settlement shall be the party in whose favor the majority of claims were determined. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys' fees (collectively "Costs" incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys' and experts' fees, costs and expenses incurred in the following: (i) post judgment motions; (ii) contempt proceeding; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; and (v) bankruptcy litigation This Section shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents, or the termination of this Agreement.
10.11    Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.1. Any such notices shall be either (a) sent by overnight: delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by email in PDF format, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such email notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by email or personal delivery and delivered after 5:00 p m Pacific Time shall be deemed received on the next business day. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.
10.12    Construction. The parties acknowledge that this Agreement has been freely negotiated by both parties, that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
10.13    Calculation of Time Period. All references to time are to Pacific Time Zone time ("Pacific Time") unless expressly stated otherwise. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Pacific Time.
10.14    Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding the failure of indemnitee to deliver written notice to indemnitor within thirty (.30) days (or such shorter period if necessary to preserve defenses, to avoid an entry of default or otherwise avoid prejudicial treatment) after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.
10.15    Execution in Counterparts. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by email in PDF format counterparts of the signature pages, which shall be deemed an original.
10.16    Section 1031 Exchange. Each party may consummate the purchase and sale of all or a portion of the Property as part of a so-called like kind exchange (the "Exchange") pursuant to Section 10.31 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the exchanging party's obligations under this Agreement; (b) the exchanging party shall effect the Exchange through an assignment of all or a portion of this Agreement, or its rights under this Agreement, to a qualified intermediary; (c) the non-exchanging party shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by either party had the exchanging party not consummated its purchase through the Exchange. The non-exchanging party shall not by this agreement or acquiescence to the Exchange (x) have its rights under this Agreement affected or diminished in any manner, or (y) be responsible for compliance with or be deemed to have warranted to the exchanging party that the Exchange in fact complies with Section 10.31 of the Code.
10.17    JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING (I) BROUGHT BY EITHER PARTY OR ANY OTHER PARTY, RELATING TO (A) THIS AGREEMENT AND/OR ANY UNDERSTANDINGS OR PRIOR DEALINGS BETWEEN THE PARTIES HERETO, OR (B) THE PROPERTY OR ANY PART THEREOF, OR (II) TO WHICH SELLER IS A PARTY. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO ANY APPLICABLE STATE STATUTES.
10.18    Intentionally Omitted.
10.19    Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing, any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.
10.20    Dispute Resolution. In the event that a party disputes a determination made by the other party pursuant to Section 2.3(b) or Section 5.2 of this Agreement, a notice of dispute shall be provided to the other party and two independent qualified professionals (which may be construction managers or inspectors, as applicable to the determination in dispute) ("Mediators"), one chosen by Seller and one by Buyer, shall mutually agree upon the determinations then the subject of the dispute Each party shall deliver a notice to the other appointing its Mediator within 10 business days after delivery of a notice to the other concerning such dispute If the two Mediators are able to agree upon the matter in question within 20 business days after delivery of the notice, the decision of such Mediators shall be binding on Seller and Buyer If within 20 business days after appointment of the two Mediators they are unable to agree upon the matter in question, a third independent Mediator shall be chosen within five business days thereafter by the mutual consent of such first two Mediators The third Mediator shall decide the matter with.in 20 business days after the selection of such third Mediator. Each party shall bear its own fees and expenses in connection with the mediation procedure The parties hereby agree that this provision shall not be binding upon the parties other than with regard to the disputes expressly referenced in Section 2.3(b) and Section 5.2 of this Agreement.
10.21    3-14 Audit. If Buyer elects to assign this Agreement to a special purpose entity affiliated with Griffin REIT II, Seller shall provide to Buyer, at Buyer's expense, copies of, or shall provide Buyer access to, such operating statements with respect to the Property as may be reasonably requested by Buyer and are prepared by Seller in the ordinary course of its business and then existing, and in the possession of Seller, or its property manager or accountants, to enable Buyer (or its affiliates) to prepare a property level review ("Operating Statements") Such information shall include, if available, an income statement and balance sheet data for the Property for a period beginning January 1 of the year prior to closing the acquisition through Closing, if available, and are prepared by Seller in the ordinary course of its business and then existing Without limiting the generality of the foregoing, (i) Buyer or its designated independent accountant (Ernst and Young or any successor accounting firm) may review Seller's Operating Statements of the Property, at Buyer's expense, and Seller shall provide such documentation, if in Seller's possession and only to the extent prepared by Seller in the ordinary course, as Buyer or its accountant may reasonably request in order to perform such review; provided, however, that the foregoing obligations of Seller shall be limited to providing such information and documentation as may be in the possession of Seller and only if prepared by Seller in the ordinary course of its business and then existing, at no cost to Seller, and in the format that Seller have maintained such records (and further subject to tenant confidentiality requirements), and further, in no event shall Seller be required to deliver to Buyer, or allow Buyer access to, any information that Seller deems privileged or proprietary. Furthermore, any information or documentation provided by Seller to Buyer pursuant to this Agreement or otherwise shall be delivered without any representations or warranties, including without limitation any representations or warranties as to accuracy or completeness thereof Buyer shall reimburse Seller on demand for all costs and expenses incurred by Seller in performing its obligations under this Section 10.21, and such reimbursement obligation shall survive the termination of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:	PROLOGIS LOGISTICS SERVICES INCORPORATED, a Delaware corporation

By:	Authorized Officer

By:	/s/ Robert Kritt
Robert Kritt
Managing Director of Prologis, Inc.
Date: September 25, 2015

BUYER:	GRIFFIN CAPITAL CORPORATION, a California corporation

By:	/s/ Don G. Pescara
Name:	Don G. Pescara
Title:	Managing Director
Date:	September 25, 2015